Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Brett Larsen	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5500	(206) 729-3625
KEY TRONIC CORPORATION ANNOUNCES RESULTS
FOR THE FIRST QUARTER OF FISCAL YEAR 2019
Growth in Revenue and Earnings; Continued Customer Diversification
Spokane Valley, WA— October 30, 2018 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the quarter ended September 29, 2018.
For the first quarter of fiscal year 2019, Key Tronic reported total revenue of $127.5 million, up from $117.0 million in the prior quarter and from $109.2 million in the same period of fiscal year 2018.
For the first quarter of fiscal year 2019, the Company had net income of $1.6 million or $0.15 per share, compared to net income of $0.4 million or $0.04 per share for the same period of fiscal year 2018. For the first quarter of fiscal year 2019, gross margin was 7.5% and operating margin was 2.0%, compared to 7.2% and 1.1%, respectively, in the same period of fiscal 2018. During the first quarter of fiscal year 2019, margins were adversely impacted by rising utility costs in Mexico.
“For the first quarter of fiscal 2019, our new programs continued to ramp, including a strong contribution from Skybell Technologies, despite the continued industry-wide supply chain issues for key components that hampered our growth. During the first quarter, results were adversely impacted by rising utility costs in Mexico and increasing labor costs.” said Craig Gates, President and Chief Executive Officer. “However, we also continued to win new business from EMS competitors, including new programs involving industrial motion control products, power metering, and fire protection systems.
Moving into the second quarter of fiscal year 2019, although we continue to face industry-wide supply chain issues and increased production costs, we are making significant investments in new equipment and processes to be more productive in both our Mexico and U.S. facilities in anticipation of future growth. Although the details of the tariff situation remain unclear, it seems highly probable that the final outcome will be favorable for our U.S. and Mexican operations. Additionally, customers utilizing our facility in China, who are considering repatriating their business back to North America, are finding our centralized systems and controls to be highly advantageous. For these customers, a move back to our facilities in Mexico or the U.S. can be easily implemented.”
During the quarter the Company adopted the new revenue recognition standard, ASU 2014-09 Revenue from Contracts with Customers (Topic 606), beginning July 1, 2018. The impact of the adoption resulted in the recognition of $4.9 million in accelerated revenue as the standard requires. This new standard is not expected to materially affect future quarters.
Business Outlook
For the second quarter of fiscal year 2019, the Company expects to report revenue in the range of $120 million to $125 million, and earnings in the range of $0.13 to $0.18 per diluted share. These expected results assume an effective tax rate of 20% in the quarter.
Conference Call
Key Tronic will host a conference call today to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 877-260-1479 or +1-334-323-0522 (Access Code: 1785716). A replay will be available by calling 888-203-1112 or +1-719-457-0820 (Access Code: 1785716).

About Key Tronic
Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico and China. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.
Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects, targets, or will, similar verbs, or nouns corresponding to such verbs. Forward-looking statements also include other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to quarterly revenue and earnings during periods of fiscal year 2019, effects of recent tax reform measures, business from new customers and programs, and impacts from legal proceedings and operational streamlining. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to the future of the global economic environment and its impact on our customers and suppliers, the availability of parts from the supply chain, the accuracy of customers’ forecasts; success of customers’ programs; timing and effectiveness of ramping of new programs; success of new-product introductions; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; impact of tax reform and related activities and the other risks and uncertainties detailed from time to time in the Company’s SEC filings.

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	September 29, 2018	September 30, 2017
Net sales	$127,472	$109,217
Cost of sales	117,939	101,372
Gross profit	9,533	7,845
Research, development and engineering expenses	1,700	1,510
Selling, general and administrative expenses	5,288	5,171
Total operating expenses	6,988	6,681
Operating income	2,545	1,164
Interest expense, net	677	594
Income before income taxes	1,868	570
Income tax provision	275	138
Net income	$1,593	$432
Net income per share — Basic	$0.15	$0.04
Weighted average shares outstanding — Basic	10,760	10,760
Net income per share — Diluted	$0.15	$0.04
Weighted average shares outstanding — Diluted	10,979	10,760

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 29, 2018	June 30, 2018
ASSETS
Current assets:
Cash and cash equivalents	$1,359	$343
Trade receivables	68,133	70,262
Contract assets	16,772	—
Inventories, net	99,534	110,315
Other	17,026	13,600
Total current assets	202,824	194,520
Property, plant and equipment, net	27,606	27,548
Other assets:
Deferred income tax asset	7,145	7,882
Goodwill	9,957	9,957
Other intangible assets, net	3,496	3,726
Other	3,490	2,895
Total other assets	24,088	24,460
Total assets	$254,518	$246,528
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$81,117	$76,198
Accrued compensation and vacation	7,199	8,105
Current portion of debt, net	5,841	5,841
Other	6,977	8,769
Total current liabilities	101,134	98,913
Long-term liabilities:
Term loans	11,472	12,932
Revolving loan	18,170	16,222
Other long-term obligations	322	380
Total long-term liabilities	29,964	29,534
Total liabilities	131,098	128,447
Shareholders’ equity:
Common stock, no par value—shares authorized 25,000; issued and outstanding 10,760 and 10,760 shares, respectively	46,412	46,244
Retained earnings	74,928	72,806
Accumulated other comprehensive gain (loss)	2,080	(969)
Total shareholders’ equity	123,420	118,081
Total liabilities and shareholders’ equity	$254,518	$246,528

4